Room 4561
						September 2, 2005

Michael E. McGrath
President and Chief Executive Officer
i2 Technologies, Inc.
One i2 Place
11701 Luna Road
Dallas, TX 75234

Re:	i2 Technologies, Inc.
	Form 10-K for Fiscal Year Ended December 31, 2004
	Filed March 16, 2005
	Form 10-Q for Fiscal Quarter Ended March 31, 2005
	Filed May 10, 2005

Dear Mr. McGrath:

	We have completed our review of your Form 10-K and related filings and have no further comments at this time.


Sincerely,


      Kathleen Collins
      Accounting Branch Chief
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Mr. Michael E. McGrath
i2 Technologies, Inc.
July 27, 2005
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